As filed with the Securities and Exchange Commission on September 30, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Aradigm Corporation

(Exact name of registrant as specified in its charter)

California	2834	94-3133088
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3929 Point Eden Way

Hayward, California 94545

(510)265-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Igor Gonda

President and Chief Executive Officer

Aradigm Corporation

3929 Point Eden Way

Hayward, California 94545

(510)265-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

John W. Campbell, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Tel: (415) 268-7000

Fax: (415) 268-7522

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount of Shares to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value per share(1)	50,000,000 (2)	$0.19745(3)	$9,872,500	$1,346.61

(1)	Includes associated rights (the “Preferred Share Purchase Rights”) to purchase shares of Series A Junior Participating Preferred Stock, no par value per share, of Aradigm Corporation (the “Registrant”). The Preferred Share Purchase Rights are attached to shares of common stock, no par value per share (the “Common Stock”), of the Registrant in accordance with the Amended and Restated Rights Agreement, dated as of September 5, 2008 (the “Rights Agreement”), as amended from time to time, by and between the Registrant and Computershare Trust Company, N.A., as Rights Agent. The Preferred Share Purchase Rights are not exercisable until the occurrence of certain events specified in the Rights Agreement, are evidenced by the stock certificates representing the Common Stock and are transferable solely with the Common Stock. The value attributable to the Preferred Share Purchase Rights, if any, is reflected in the value of the Common Stock.
(2)	Consists of shares to be offered by selling shareholders. Consists of 50,000,000 outstanding shares of common stock issued in a private placement that closed on December 12, 2012 (the “December 2012 Private Placement”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices of the Registrant’s common stock reported on the OTC Bulletin Board on September 25, 2013.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED SEPTEMBER 30, 2013

PRELIMINARY PROSPECTUS

Aradigm Corporation

Up to 50,000,000 Shares of Common Stock

This prospectus relates to the resale of up to 50,000,000 shares of our common stock, no par value per share, being offered by the selling shareholders identified in this prospectus, including their respective transferees, donees, pledgees or other successors in interest. These shares consist of 50,000,000 outstanding shares of common stock issued in a private placement that closed on December 12, 2012, which we refer to in this prospectus as the December 2012 private placement. We will not receive any of the proceeds from the sale of common stock by the selling shareholders under this prospectus. We have agreed to bear the expenses (other than any underwriting discounts or commissions or agent’s commissions) in connection with the registration of the common stock being offered under this prospectus by the selling shareholders.

The selling shareholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. See “Plan of Distribution” beginning on page 14 of this prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol “ARDM”. The closing price for our common stock on September 27, 2013 was $0.2052 per share.

Investing in our common stock involves risk. You should carefully consider the risk factors beginning on page 6 of this prospectus before making a decision to invest in our common stock.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 30, 2013

PROSPECTUS SUMMARY

This summary highlights material information about us that is described more fully elsewhere in this prospectus. It may not contain all of the information that you find important. You should carefully read this entire document, including the “Risk Factors” section beginning on page 6 of this prospectus. Additionally, before making a decision to invest in our common stock, you should carefully read the risk factors and the financial statements and related notes to those statements that are included in the documents incorporated herein by reference, including in (i) our Annual Report on Form 10-K for the year ended December 31, 2012, (ii) our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30,2013, and (iii) other documents we file with the United States Securities and Exchange Commission (the “SEC”) that are deemed incorporated by reference into this prospectus.

Overview

We are an emerging specialty pharmaceutical company focused on the development and commercialization of drugs delivered by inhalation for the treatment of severe respiratory diseases by pulmonologists. Over the last decade, we invested a large amount of capital to develop drug delivery technologies, particularly the development of a significant amount of expertise in pulmonary (respiratory) drug delivery as incorporated in our lead product candidate entering Phase 3 clinical trials, Pulmaquin. We also invested considerable effort into the generation of a large volume of laboratory and clinical data demonstrating the performance of our AERx® pulmonary drug delivery platform and other proprietary technologies, including our inhaled ciprofloxacin formulations. We have not been profitable since inception and expect to incur additional operating losses over at least the foreseeable future as we continue product development efforts, clinical trial activities, animal toxicology and safety testing and possible sales, marketing and contract manufacturing efforts. To date, we have not had any significant product sales and do not anticipate receiving revenues from the sale of any of our products in the near term. As of June 30, 2013, we had an accumulated deficit of $377.4 million. Historically, we have funded our operations primarily through public offerings and private placements of our capital stock, license fees and milestone payments from collaborators, proceeds from our January 2005 restructuring transaction with Novo Nordisk, borrowings from Novo Nordisk, the milestone and royalty payments associated with the sale of assets to Zogenix, proceeds from our June 2011 royalty financing transaction and interest earned on cash equivalents and short-term investments.

Over the last seven years, our business has focused on opportunities in the development of drugs for the treatment of severe respiratory disease that could be developed by us and commercialized in the United States, or another significant territory such as the European Union (EU). Our longer term strategy is to commercialize our respiratory product candidates with our own focused marketing and sales force addressing pulmonary specialty doctors in the United States or in the EU, where we believe that a proprietary sales force will enhance the return to our shareholders. Where our products can benefit a broader population of patients in the United States or in other countries, we may enter into co-development, co-promotion or other marketing arrangements with collaborators, thereby reducing costs and increasing revenues through license fees, milestone payments and royalties. In selecting our proprietary development programs, we primarily seek drugs approved by the United States Food and Drug Administration (FDA) that can be reformulated for both existing and new indications in respiratory disease. Our intent is to use our pulmonary delivery methods and formulations to improve their safety, efficacy and convenience of administration to patients. We believe that this strategy will allow us to reduce cost, development time and risk of failure, when compared to the discovery and development of new chemical entities.

More recently, we have restarted work on development of our inhaled nicotine program for smoking cessation. Changes in the regulatory environment in the U.S. and other countries brought about by the introduction of electronic cigarettes have created the opportunity to develop our AERx nicotine product for direct to consumer markets outside of the traditional pharmaceutical markets, thus potentially significantly decreasing the time-to-market for this product. We are also exploring the traditional regulatory path of approval of our nicotine inhaler as an approval under the FDA drug regulations may enable us to make health benefits claims and such approval would also mitigate the risk that the FDA in the future would prevent the marketing of unregulated nicotine-containing products.

Recent Developments

On May 20, 2013, we entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Grifols, S.A., (“Grifols”) and certain other investors (the “Investors”), pursuant to which we agreed to issue and sell a total of 209,774,558 shares of our common stock to Grifols and an additional 124,193,546 shares of common stock to the Investors, for a total sale of 333,968,104 shares of common stock, for a purchase price of $0.124 per share (the “Grifols Private Placement”). The Grifols Private Placement closed on August 27, 2013.

In conjunction with closing the Grifols Private Placement, we entered into a License and Collaboration Agreement (the “License Agreement”) with Grifols under which we exclusively licensed to Grifols on an exclusive, world-wide basis, our inhaled liposomal ciprofloxacin compound for the indication of non-cystic fibrosis bronchiectasis and other indications (the “License Program”), the lead product candidate under which is Pulmaquin. Under the License Agreement Grifols will fund development expenses and commercialize products from the License Program (“Licensed Products”), and pay development milestones and royalties on future commercial sales of Licensed Products. We will develop the Licensed Product for non-cystic fibrosis bronchiectasis or pulmonary infections associated with non-cystic fibrosis bronchiectasis, in accordance with an agreed upon development plan and pursuant to a Grifols-funded budget of $65 million (which includes allocations for our internal, fully-burdened expenses). Grifols will make development milestone payments of up to $25 million (with an initial payment of $5 million for initiation of the first Phase III clinical trial). On a country-by-country basis, Grifols will make royalty payments on net sales at a rate of either 12.5% or 20% (depending on the amount of net sales) for so long as there is patent coverage or orphan drug designation (or, if longer, 10 years), except that payments will be reduced by half in the event that a competitive product is being sold.

In addition, we granted Grifols a limited term option to license our AERx® pulmonary drug delivery platform for use with another molecule. The option agreement affords Grifols a limited period of time to conduct a diligence assessment. If Grifols elects to proceed with a license, Grifols will pay us a low single digit royalty on net sales but bear all costs associated with development and commercialization.

In connection with the closing the Grifols Private Placement, we also entered into a Governance Agreement (the “Governance Agreement”), which sets forth certain rights and obligations of us and Grifols concerning, among other things, certain corporate governance matters, certain limitations on future acquisitions of shares of common stock by Grifols, and certain rights by Grifols to maintain a target level of ownership in us. On the closing date, our board of directors was reconstituted to consist of our chief executive officer, three of our our existing independent directors and two persons designated by Grifols. The number of persons Grifols will be entitled to designate for consideration for election to our board of directors to our nominating committee will thereafter depend on the percentage of beneficial ownership of us held by Grifols. The Governance Agreement also provides for certain standstill provisions which will end 12 months after the first commercial sale of a Licensed Product. Additionally, it provides Grifols with certain preemptive rights and approval rights for certain actions which would adversely affect Grifols’ rights under the Governance Agreement, including approval rights over the termination of our Chief Executive Officer or the appointment of any successor Chief Executive Officer.

Corporate Information

We were incorporated in California in 1991. Our principal executive offices and mailing address is 3929 Point Eden Way, Hayward, California 94545, and the main telephone number of our principal executive offices is (510) 265-9000. Our website address is www.aradigm.com. The reference to our website is intended to be an inactive textual reference and the information on, or accessible through, our website is not intended to be part of this prospectus.

Our trademarks indicated in this prospectus include Aradigm, Pulmaquin, Lipoquin, AERx and AERx Essence. All other trademarks or service marks appearing in this prospectus are the property of their respective holders.

THE OFFERING

This prospectus relates to the resale of up to 50,000,000 shares of our common stock, no par value per share, being offered by the selling shareholders identified in this prospectus, including their respective transferees, donees, pledgees or other successors in interest. These shares consist of 50,000,000 outstanding shares of common stock issued in the December 2012 private placement.

Common stock being offered by selling shareholders	50,000,000 shares
Common stock outstanding prior to and after the offering	586,375,325(1)
Use of proceeds	We will not receive any of the proceeds from the sale of common stock by the selling shareholders under this prospectus.
OTC Bulletin Board Symbol	“ARDM”
Risk Factors	The shares offered by this prospectus are speculative and involve a high degree of risk and investors purchasing these shares should not purchase these shares unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 6.

(1)	As of September 30, 2013. Includes the shares of common stock being offered under this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on the current beliefs of management, as well as current assumptions made by, and information currently available to, management. All statements contained in this prospectus, other than statements that are purely historical, are forward-looking statements. Words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “may,” “will,” “could,” “continue,” “seek,” “estimate,” “probably,” “potentially,” or the negative thereof and similar expressions also identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause our future actual results, performance or achievements to differ materially from those expressed in, or implied by, any such forward-looking statements as a result of certain factors, including but not limited to, those risks and uncertainties discussed in this section as well as in the section entitled “Risk Factors” in this prospectus and other reports filed with the SEC. Forward-looking statements include, but are not limited to, (i) our business strategies, including our intent to pursue selected opportunities for delivery via inhalation by seeking collaborations and government grants that will fund development and commercialization; (ii) our strategy to commercialize our respiratory product candidates with our own focused sales and marketing force addressing pulmonary specialty doctors in the United States or in the European Union and our intent to use our pulmonary delivery methods and formulations of drugs and biologics to improve their safety, efficacy and convenience of administration to patients, (iii) our expectations regarding future clinical trials; (iv) our expectation that we will incur additional operating losses; (vi) our expectation that we will continue to receive royalty revenue from Zogenix and (vi) our focus on maintaining funded partnering agreements as the means to generate the capital resources needed to fund the further development of the bronchiectasis and cystic fibrosis indications for our inhaled ciprofloxacin program.

These forward-looking statements and our business are subject to significant risks such as the risks and uncertainties discussed in the section entitled “Risk Factors” and the risks described in the documents incorporated herein by reference, including, but not limited to: (i) our ability to maintain partnering agreements and (ii) our need and ability to raise additional capital, whether non-dilutive or otherwise. Even if product candidates appear promising at various stages of development, they may not reach the market or may not be commercially successful for a number of reasons. Such reasons include, but are not limited to, the possibilities that the potential products may be found to be unsafe in animal or human trials, ineffective during clinical trials, may fail to receive necessary regulatory approvals, may be difficult to manufacture on a large scale, are uneconomical to market, may be precluded from commercialization by proprietary rights of third parties or may not gain acceptance from health care professionals and patients.

Investors are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date of the filing of this prospectus. We undertake no obligation to update these forward-looking statements in light of events or circumstances occurring after the date of the filing of this prospectus or to reflect the occurrence of unanticipated events.

RISK FACTORS

In addition to the other information contained in this prospectus, and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2012, our Quarterly Report on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, and other documents we file with the SEC, the following risk factors should be considered carefully before you decide whether to buy, hold or sell our common stock. Our business, financial condition, results of operations and stock price could be materially adversely affected by any of these risks. Additional risks not presently known to us or that we currently deem immaterial may also impair our business, financial conditions, results of operations and stock price.

Risks Related to Our Common Stock

Our stock price is likely to remain volatile.

The market prices for securities of many companies in the drug delivery and pharmaceutical industries, including ours, have historically been highly volatile, and the market from time to time has experienced significant price and volume fluctuations unrelated to the operating performance of particular companies. The market prices for our common stock may continue to be highly volatile in the future. The market prices for our common stock may be influenced by many factors, including:

•	investor perception of us;

•	our available cash;

•	market conditions relating to our segment of the industry or the securities markets in general;

•	investor perception of the future royalty stream from Zogenix;

•	sales of our stock by certain large institutional shareholders;

•	research analyst recommendations and our ability to meet or exceed quarterly performance expectations of analysts or investors;

•	failure to maintain or establish collaborative relationships;

•	fluctuations in our operating results;

•	announcements of technological innovations or new commercial products by us or our competitors;

•	publicity regarding actual or potential developments relating to products under development by us or our competitors;

•	developments or disputes concerning patents or proprietary rights;

•	delays in the development or approval of our product candidates;

•	regulatory developments in both the United States and foreign countries;

•	concern of the public or the medical community as to the safety or efficacy of our products, or products deemed to have similar safety risk factors or other similar characteristics to our products;

•	future sales or expected sales of substantial amounts of common stock by shareholders;

•	our ability to raise capital; and

•	economic and other external factors.

In the past, class action securities litigation has often been instituted against companies promptly following volatility in the market price of their securities. Any such litigation instigated against us would, regardless of its merit, result in substantial costs and a diversion of management’s attention and resources.

Our common stock is quoted on the OTC Bulletin Board, which may provide less liquidity for our shareholders than the national exchanges.

Our common stock is currently quoted on the OTC Bulletin Board. As compared to being listed on a national exchange, being quoted on the OTC Bulletin Board may result in reduced liquidity for our shareholders, may cause investors not to trade in our stock and may result in a lower stock price. In addition, investors may find it more difficult to obtain accurate quotations of the share price of our common stock. Trading of our common stock through the OTC Bulletin Board is frequently thin and highly volatile, and there is no assurance that a sufficient market will develop in our common stock, in which case it could be difficult for our shareholders to sell their stock.

Our common stock may be considered “penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define “penny stock” to include an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is currently less than $5.00 per share and therefore may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose some information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell the common stock and may affect the ability of investors to sell their shares. These regulations may likely have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock.

We have implemented certain anti-takeover provisions, which may make an acquisition less likely or might result in costly litigation or proxy battles.

Certain provisions of our articles of incorporation and the California Corporations Code could discourage a party from acquiring, or make it more difficult for a party to acquire, control of our company without approval of our Board of Directors. These provisions could also limit the price that certain investors might be willing to pay in the future for shares of our common stock. Certain provisions allow our Board of Directors to authorize the issuance, without shareholder approval, of preferred stock with rights superior to those of the common stock. We are also subject to the provisions of Section 1203 of the California Corporations Code, which requires us to provide a fairness opinion to our shareholders in connection with their consideration of any proposed “interested party” reorganization transaction.

We have adopted a shareholder rights plan, commonly known as a “poison pill.” We have also adopted an executive officer severance plan and entered into change of control agreements with our executive officers, both of which may provide for the payment of benefits to our officers and other key employees in connection with an acquisition. The provisions of our articles of incorporation, our poison pill, our severance plan and our change of control agreements, and provisions of the California Corporations Code may discourage, delay or prevent another party from acquiring us or reduce the price that a buyer is willing to pay for our common stock.

One of our shareholders may choose to pursue a lawsuit or engage in a proxy battle with management to limit our use of one or more of these anti-takeover protections. Any such lawsuit or proxy battle would, regardless of its merit or outcome, result in substantial costs and a diversion of management’s attention and resources.

We have never paid dividends on our capital stock, and we do not anticipate paying cash dividends for at least the foreseeable future.

We have never declared or paid cash dividends on our capital stock. We do not anticipate paying any cash dividends on our common stock for at least the foreseeable future. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of our business. Therefore, our shareholders will not receive any funds absent a sale of their shares. We cannot assure shareholders of a positive return on their investment if they sell their shares, nor can we assure that shareholders will not lose the entire amount of their investment.

A small number of shareholders own a large percentage of our common stock and can influence the outcome of matters submitted to our shareholders for approval.

A small number of our shareholders own a large percentage of our common stock and can, therefore, influence the outcome of matters submitted to our shareholders for approval. Based on information known to us as of September 18, 2013, our two largest investors, collectively, control in excess of a majority of our outstanding common stock. As a result, these shareholders have the ability to influence the outcome of matters submitted to our shareholders for approval, including certain proposed amendments to our amended and restated articles of incorporation (for example, amendments to increase the number of our authorized shares) and any proposed merger, consolidation or sale of all or substantially all of our assets. These shareholders may support proposals and actions with which you may disagree. The concentration of ownership could delay or prevent a change in control of our company or otherwise discourage a potential acquirer from attempting to obtain control of our company, which in turn could reduce the price of our common stock.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of common stock by the selling shareholders under this prospectus. All proceeds from the sale of common stock under this prospectus will be paid directly to the selling shareholders. We have agreed to bear the expenses (other than any underwriting discounts or commissions or agent’s commissions) in connection with the registration of the common stock being offered hereby by the selling shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of September 18, 2013 by: (i) each director; (ii) each of our named executive officers; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership Common(1)
	Number of Shares	Percent of Total (%)
Grifols, S.A.(2) Avinguda de la Generalitat, 152-158 Parc de Negocis Can Sant Joan Sant Cugat del Valles 08174, Barcelona, Spain	209,774,558	35.8
First Eagle Investment Management, LLC(3) 1345 Avenue of the Americas New York, NY 10105	154,326,899	26.32
Entities affiliated with Boxer Capital LLC(4) 445 Marine View Avenue Suite 100 Del Mar, CA 92014	57,517,914	9.81
Great Point Partners(5) 165 Mason Street, 3rd Floor Greenwich, CT 06830	40,322,580	6.88
Laurence W. Lytton(6) 467 Central Park West New York, NY 10025	30,029,533	5.12
Igor Gonda, Ph.D.(7)	5,005,679		*
Nancy Pecota(8)	1,772,062		*
Virgil D. Thompson(9)	1,700,062		*
John M. Siebert, Ph.D.(10)	1,146,697		*
Helen E. Short(11)	115,000		*
Lafmin Morgan(12)	—
David Bell(13)	—
All executive officers and directors as a group (7 persons)(14)	9,739,500	1.66

*	Less than one percent
(1)	This table is based upon information supplied by officers, directors and principal shareholders and Forms 3, Forms 4 and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 586,375,325 shares of common stock outstanding on September 18, 2013. Unless otherwise indicated, the address of each person on this table is c/o Aradigm Corporation, 3929 Point Eden Way, Hayward, California, 94545.
(2)	Based upon information contained in a Schedule 13D filed with the SEC on September 4, 2013.
(3)	Based upon information contained in a Schedule 13D/A filed with the SEC on August 30, 2013, First Eagle Investment Management, LLC (“FEIM”) (formerly Arnhold and S.

Bleichroeder Advisors, LLC), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is deemed to beneficially own 154,326,899 shares of our Common Stock, as a result of acting as investment advisor to various clients. Clients of FEIM have the right to receive and the ultimate power to direct the receipt of dividends from, or the proceeds of the sale of, such securities. First Eagle Value in Biotechnology Master Fund, Ltd., a Cayman Islands company for which FEIM acts as investment adviser, may be deemed to beneficially own 77,583,588 of these 154,326,899 shares. In addition, 21 April Fund Ltd., a Cayman Islands company for which FEIM acts as an investment adviser, may be deemed to beneficially own 44,687,782 of these 154,326,899 shares.
(4)	Based upon information contained in a Schedule 13D filed with the SEC on May 30, 2013. Boxer Capital LLC (“Boxer Capital”), Boxer Asset Management Inc. (“Boxer Management”) and Joseph Lewis may be deemed to beneficially own 51,512,735 of these 57,517,914 shares. Boxer Management is the managing member and majority owner of Boxer Capital. Joseph Lewis is the sole indirect owner and controls Boxer Management. Boxer Capital, Boxer Management and Joseph Lewis have shared voting and dispositive power with regard to the 51,512,735 common shares they beneficially own. MVA Investors, LLC (“MVA”) is an independent, personal investment vehicle of certain employees of Boxer Capital and Tavistock Life Sciences Company, which is a Delaware corporation and an affiliate of Boxer Capital. As such, MVA is not controlled by Boxer Capital, Boxer Management or Joseph Lewis. Aaron Davis and Ivan Lieberburg are employed by Tavistock Life Sciences Company. MVA may be deemed to beneficially own 2,890,625 of these 57,517,914 shares, and has sole voting and dispositive power over the Common Stock owned by it. Aaron Davis may be deemed to beneficially own 450,000 of these 57,517,914 shares, and has sole voting and dispositive power over the Common Stock he owns. Ivan Lieberburg may be deemed to beneficially own 2,664,254 of these 57,517,914 shares, and has sole voting and dispositive power over the Common Stock he owns. Neither Boxer Capital, Boxer Management nor Joseph Lewis have any voting or dispositive power with regard to the Common Stock held by MVA, Aaron Davis, or Ivan Lieberburg.
(5)

Based upon information contained in the Stock Purchase Agreement entered into in connection with the Grifols Private Placement, as amended. Biomedical Value Fund, L.P. (“BVF”) is the record owner of 16,198,846 shares of Common Stock (the “BVF Shares”). Great Point Partners, LLC (“Great Point”) is the investment manager of BVF, and by virtue of such status may be deemed to be the beneficial owner of the BVF Shares. Biomedical Offshore Value Fund, Ltd. (“BOVF”) is the record owner of 10,342,068 shares of Common Stock (the “BOVF Shares”). Great Point is the investment manager of BOVF, and by virtue of such status may be deemed to be the beneficial owner of the BOVF Shares. Biomedical Institutional Value Fund, L.P. (“BIVF”) is the record owner 4,060,652 shares of Common Stock (the “BIVF Shares”). Great Point is the investment manager of BIVF, and by virtue of such status may be deemed to be the beneficial owner of the BIVF Shares. Class D Series of GEF-PS, LP (“GEF-PS”) is the record owner of 8,571,694 shares of Common Stock (the “GEF-PS Shares”). Great Point is the investment manager of GEF-PS, and by virtue of such status may be deemed to be the beneficial owner of the GEF-PS Shares. WS Investments III, LLC (“WS”) is the record owner of 806,452 shares of Common Stock (the “WS Shares”). Great Point is the investment manager with respect to the WS Shares, and by virtue of such status may be deemed to be the beneficial owner of the WS Shares. David J. Morrison (“Morrison”) is the record owner of 342,868 shares of Common Stock (the “Morrison Shares”). Great Point is the investment manager with respect to the Morrison Shares, and by virtue of such status may be deemed to be the beneficial owner of the Morrison Shares.
(6)	Based upon information contained in a Schedule 13G (Amendment No. 1), filed with the SEC on February 13, 2013 and in the Stock Purchase Agreement.
(7)	Includes 1,864,000 stock options shares which are exercisable within 60 days of September 18, 2013. The number of shares also includes 525,000 shares pursuant to restricted stock awards that have not vested.
(8)	Includes 725,000 stock options which are exercisable within 60 days of September 18, 2013. The number of shares also includes 325,000 shares pursuant to restricted stock awards that have not vested.
(9)	Includes 700,000 stock options which are exercisable within 60 days of September 18, 2013. The number of shares also includes 208,333 shares pursuant to restricted stock units and 250,000 shares pursuant to restricted stock awards that have not vested.
(10)	Includes 645,000 stock options which are exercisable within 60 days of September 18, 2013. The number of shares also includes 203,947 shares pursuant to restricted stock units and 75,000 shares pursuant to restricted stock awards that have not vested.
(11)	Includes 35,000 stock options which are exercisable within 60 days of September 18, 2013. The number of shares includes 60,000 shares pursuant to restricted stock awards that have not vested.
(12)	Mr. Morgan serves as President of Global Marketing of Grifols, Inc. and Corporate Vice President of Grifols, S.A. Mr. Morgan disclaims any beneficial ownership in shares of our Common Stock owned by Grifols, S.A.
(13)	Mr. Bell serves as General Counsel and Vice President of Corporate Operations and Development of Grifols, Inc. and Corporate Vice President of Grifols, S.A. Mr. Bell disclaims any beneficial ownership in shares of our Common Stock owned by Grifols, S.A.
(14)	See footnotes (7) through (13) above.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of June 30, 2013. Information is included for the equity compensation plans approved by our shareholders. There are no equity compensation plans not approved by our shareholders.

Plan Category	Common Stock to be Issued Upon Exercise of Outstanding Options and Rights (a)		Weighted-Average Exercise Price of Outstanding Options and Rights (b)	Common Stock Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by Aradigm shareholders	7,350,100	(1)	$0.81	44,852,013	(2)

(1)	Issuable pursuant to our 1996 Equity Incentive Plan, the 1996 Non-Employee Directors’ Plan and the 2005 Equity Incentive Plan.
(2)	Shares available for future issuance includes 3,206,222 shares reserved under our Employee Stock Purchase Plan.

Change in Control

There were no arrangements, known to us, including any pledge by any person of our securities the operation of which may at a subsequent date result in a change in control of our company.

SELLING SHAREHOLDERS

This prospectus generally covers the resale of up to 50,000,000 shares of our common stock being offered by the selling shareholders identified in the table below. These shares consist of 50,000,000 outstanding shares of common stock issued in the December 2012 private placement.

We have entered into registration rights agreements with the selling shareholders pursuant to which we have agreed to file a registration statement, of which this prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”), registering the resale by the selling shareholders of the shares of common stock covered by this prospectus. We have also agreed to cause such registration statement to become effective, and to keep such registration statement effective. Our failure to satisfy the deadlines set forth in the registration rights agreements may subject us to payment of certain monetary penalties pursuant to the terms of the registration rights agreements.

We are registering the shares of common stock covered by this prospectus in order to permit the selling shareholders to offer the shares for resale from time to time.

The table below lists the selling shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder) of the shares of common stock held by each of the selling shareholders. The table below has been prepared based on information supplied to us by the selling shareholders. Except as indicated in the footnotes to the table below, the selling shareholders have not had any material relationship with us within the past three years, except for their ownership of our common stock.

The second column lists the number of shares of common stock beneficially owned by the selling shareholders, based on their respective ownership of shares of common stock, as of September 18, 2013. This column includes the shares of common stock being offered under this prospectus.

The third column lists the maximum number of shares of common stock being offered by the selling shareholders under this prospectus.

The fourth and fifth columns assume the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Maximum Number of Shares of Common Stock Owned Prior to Offering(a)	Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering(b)	Percentage of Common Stock Outstanding After Offering(c)
21 April Fund, L.P. †(1)	11,896,668	3,333,333	8,563,335	1.46%
21 April Fund, Ltd. †(2)	44,687,782	13,333,334	31,354,448	5.35%
DEF Associates LP†(3)	8,580,790	1,041,667	7,539,123	1.28%
DEF Associates Ltd. †(4)	10,598,328	3,125,000	7,473,328	1.27%
First Eagle Value in Biotechnology Master Fund, Ltd. †(5)	77,583,588	20,833,333	56,750,255	9.68%
Laurence W. Lytton	30,029,533	8,333,333	21,696,200	3.70%

†	The selling shareholder is an affiliate of a broker-dealer. Based on information provided to us by such selling shareholder, such selling shareholder purchased the shares being offered for resale in the ordinary course of business and, at the time of purchase, such selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute the shares.
(a)	Includes the shares of common stock being offered under this prospectus. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the selling shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.
(b)	Assumes all of the shares of common stock being offered under this prospectus are sold in the offering.
(c)	Applicable percentage ownership is based on 586,375,325 shares of common stock outstanding as of September 18, 2013.
(1)	First Eagle Investment Management, LLC, a Delaware limited liability company and a U.S. registered investment adviser serves as investment adviser to the selling shareholder. First Eagle Investment Management, LLC is a subsidiary of Arnhold and S. Bleichroeder Holdings, Inc., a Delaware corporation. Michael M. Kellen may be deemed to have voting and investment control over the shares held by the selling shareholder.
(2)	First Eagle Investment Management, LLC, a Delaware limited liability company and a U.S. registered investment adviser serves as investment adviser to the selling shareholder. First Eagle Investment Management, LLC is a subsidiary of Arnhold and S. Bleichroeder Holdings, Inc., a Delaware corporation. Michael M. Kellen may be deemed to have voting and investment control over the shares held by the selling shareholder.
(3)	First Eagle Investment Management, LLC, a Delaware limited liability company and a U.S. registered investment adviser serves as investment adviser to the selling shareholder. First Eagle Investment Management, LLC is a subsidiary of Arnhold and S. Bleichroeder Holdings, Inc., a Delaware corporation. Michael M. Kellen may be deemed to have voting and investment control over the shares held by the selling shareholder.
(4)	First Eagle Investment Management, LLC, a Delaware limited liability company and a U.S. registered investment adviser serves as investment adviser to the selling shareholder. First Eagle Investment Management, LLC is a subsidiary of Arnhold and S. Bleichroeder Holdings, Inc., a Delaware corporation. Michael M. Kellen may be deemed to have voting and investment control over the shares held by the selling shareholder.
(5)	First Eagle Investment Management, LLC, a Delaware limited liability company and a U.S. registered investment adviser serves as investment adviser to the selling shareholder. First Eagle Investment Management, LLC is a subsidiary of Arnhold and S. Bleichroeder Holdings, Inc., a Delaware corporation. Dan DeClue may be deemed to have voting and investment control over the shares held by the selling shareholder.

DETERMINATION OF OFFERING PRICE

The selling shareholders will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at prevailing market prices, or at privately negotiated prices.

PLAN OF DISTRIBUTION

We are registering 50,000,000 shares of common stock previously issued to permit the resale of these shares of common stock by the holders of the common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling shareholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	agreements between broker-dealers and the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling shareholders may transfer the shares of common stock by other means not described in this prospectus. If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers and the proposed selling price to the public.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states, the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the related registration rights agreements, estimated to be $36,347 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

The following description summarizes some of the terms of our capital stock. Because it is only a summary, it does not contain all of the information that may be important to you and is qualified in its entirety by reference to the relevant provisions of our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws and our amended and restated shareholder rights plan.

For a complete description you should refer to our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws and our amended and restated shareholder rights plan, which are incorporated by reference as exhibits to the registration statement of which the prospectus is a part.

General

As of the date of this prospectus, we are authorized by our amended and restated articles of incorporation to issue an aggregate of 1,001,830,627 shares of common stock. In addition, as of the date of this prospectus, we are authorized by our amended and restated articles of incorporation to issue an aggregate of 5,000,000 shares of preferred stock.

As of September 18, 2013, there were:

•	586,375,325 shares of common stock issued and outstanding, which includes the shares of common stock being offered under this prospectus; and

•	no shares of preferred stock issued and outstanding.

Common Stock

All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders of the Company. All shareholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities. The shareholders do not have cumulative or preemptive rights.

The transfer agent and registrar for our common stock is Computershare (formerly Equiserve Trust Company).

Preferred Stock

Our Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Shareholder Rights Plan

In September 2008, we adopted an amended and restated shareholder rights plan, which replaced the rights plan originally adopted in August 1998. Pursuant to the rights plan, as amended and restated, we distribute rights to purchase shares of Series A Junior Participating Preferred Stock as a dividend at the rate of one right for each share of common stock outstanding. Until the rights are distributed, the rights trade with, and are not separable from our common stock and are not exercisable. The rights are designed to guard against partial tender offers and other abusive and coercive tactics that might be used in an attempt to gain control of our company or to deprive our shareholders of their interest in our company’s long-term value. The shareholder rights plan seeks to achieve these goals by encouraging a potential acquirer to negotiate with our board of directors. The rights will expire at the close of business on September 8, 2018.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Since December 21, 2006, our common stock has been quoted on the OTC Bulletin Board, an electronic quotation service for securities traded over-the-counter, under the symbol “ARDM”. Between June 20, 1996 and May 1, 2006 our common stock was listed on the Nasdaq Global Market (formerly the Nasdaq National Market). Between May 2, 2006 and November 9, 2006, our common stock was listed on the Nasdaq Capital Market (formerly the Nasdaq Small Cap Market). As of November 9, 2006, we were delisted from the Nasdaq Capital Market. Between November 10, 2006 and December 20, 2006, our common stock was quoted on the Pink Sheets.

The following table sets forth the high and low closing sale prices of our common stock for the periods indicated as reported on the OTC Bulletin Board.

	High	Low
2011
First Quarter	$0.25	$0.16
Second Quarter	0.22	0.15
Third Quarter	0.20	0.15
Fourth Quarter	0.16	0.11
2012
First Quarter	$0.17	$0.09
Second Quarter	0.17	0.12
Third Quarter	0.14	0.10
Fourth Quarter	0.14	0.11
2013
First Quarter	$0.13	$0.11
Second Quarter	0.20	0.09
Third Quarter (through September 18, 2013)	0.21	0.15

As of June 30, 2013, there were 173 holders of record of our common stock. A greater number of holders of common stock are “street name” or beneficial holders, whose shares are held of record by banks, brokers and other financial institutions.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock and we do not currently intend to pay any cash dividends on our capital stock for at least the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our capital stock will be, subject to applicable law, at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions in loan agreements or other agreements.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby has been passed upon for us by Morrison & Foerster LLP, San Francisco, California.

EXPERTS

The audited financial statements for the years ended December 31, 2012 and 2011 have been incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance upon the report of OUM & Co. LLP, an independent registered public accounting firm, and their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement.

Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions.

We are subject to the information requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file, including the registration statement, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov). You may also inspect the registration statement on this website.

INCORPORATION BY REFERNCE

This prospectus incorporates by reference important business and financial information that we file with the SEC and that we are not including in or delivering with this prospectus. As the SEC allows, incorporated documents are considered part of this prospectus, and we can disclose important information to you by referring you to those documents. We incorporate by reference the documents listed below (other than portions of these documents that are deemed to have been furnished and not filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 27, 2013;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 14, 2013 and for the quarter ended June 30, 2013 filed with the SEC on August 9, 2013;

•	our current reports on Form 8-K filed with the SEC on May 24, 2013, May 28, 2013, July 17, 2013 and August 29, 2013;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2012 from our Definitive Proxy Statement on Schedule 14A filed March 29, 2013; and

•	the description of our common stock contained or incorporated by reference in our Registration Statement on Form 8-A, and any amendments or reports filed for the purpose of updating such description.

Pursuant to Rule 412 under the Securities Act, any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of any or all of these filings, at no cost, by writing to us at: Aradigm Corporation, 3929 Point Eden Way, Hayward CA 94545 or by telephoning us at (510) 265-9000. These filings may also be obtained through our website located at http://www.aradigm.com. The reference to our website is intended to be an inactive textual reference and the information on, or accessible through, our website is not intended to be part of this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that information in this prospectus or any supplement is accurate as of any date other than the date on the front of these documents.

Aradigm Corporation

Up to 50,000,000 Shares of Common Stock

PROSPECTUS

September 30, 2013

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses (except for the SEC registration fee, which is an actual expense) payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

SEC registration fee	$1,347
Legal fees	25,000
Accounting fees	3,500
Miscellaneous fees	10,000
Total	$36,347

Item 14.	Indemnification of Directors and Officers.

Our articles of incorporation and bylaws include provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty, to the extent permitted by California law and (ii) permit us to indemnify our directors and officers, employees and other agents to the fullest extent permitted by the California Corporations Code. Pursuant to Section 317 of the California Corporations Code, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against any expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the directors’ duty of loyalty to us or our shareholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend.

We entered into indemnification agreements with certain officers, including each of our named executive officers, and each of our directors that provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements such officer or director may be required to pay in actions or proceedings to which such officer or director is or may be made a party by reason of such officer’s or director’s position as an officer, director or other agent of us, and otherwise to the full extent permitted under California law and our bylaws.

Item 15.	Recent Sales of Unregistered Securities.

On June 21, 2010, we closed a private placement, which we refer to in this registration statement as the June 2010 private placement, in which we sold 34,702,512 shares of our common stock and warrants to purchase an aggregate of 7,527,214 shares of our common stock to accredited investors (which included a few then-existing significant shareholders) under the terms of a securities purchase agreement that we entered into with the selling shareholders on June 18, 2010. At the closing of the June 2010 private placement, we received approximately $4.1 million in aggregate gross proceeds from the sale of the common stock and the warrants. After deducting for fees and expenses, the aggregate net proceeds from the sale of the common stock and the warrants were approximately $3.7 million. After we held our special meeting of shareholders on September 14, 2010 and obtained the requisite shareholder approval on a proposal to amend our amended and restated articles of incorporation to increase the total number of authorized shares of our common stock to cover the shares issuable upon exercise of the warrants, the warrants were exercised and we received approximately $891,000 in additional aggregate net proceeds from the exercise of the warrants. The common stock and the warrants were offered and sold to the selling shareholders without registration under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws in reliance on the exemption from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

On September 15, 2010, we closed the issuance to Novo Nordisk A/S of 26,000,000 shares of our common stock under a stock purchase agreement, dated as of July 30, 2010, by and among us and Novo Nordisk A/S, which we refer to in this registration statement as the Novo Nordisk stock purchase agreement, in consideration for the termination of all of our obligations under a promissory note and security agreement dated July 3, 2006 in favor of Novo Nordisk A/S. The closing occurred after we held our special meeting of shareholders on September 14, 2010 and obtained the requisite shareholder approval on a proposal to amend our amended and restated articles of incorporation to increase the total number of authorized shares of our common stock to cover the 26,000,000 shares issuable under the Novo Nordisk stock purchase agreement. An amended and restated stock purchase agreement, dated as of January 26, 2005, previously entered into by us, Novo Nordisk A/S and Novo Nordisk Pharmaceuticals, Inc. in connection with our January 2005 restructuring transaction with Novo Nordisk was also terminated at the closing. The July 3, 2006 promissory note and security agreement had evidenced, among other things, a loan that had been previously made by Novo Nordisk A/S to us in the principal amount of $7.5 million, which had bore interest accruing at 5% per annum and the principal, along with the accrued interest, had been payable in three equal payments of approximately $3.5 million on July 2, 2012, July 1, 2013 and June 30, 2014. The shares were offered and issued to Novo Nordisk without registration under the Securities Act, or any state securities laws in reliance on the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof.

On July 7, 2011, we closed a private placement, which we refer to in this registration statement as the July 2011 private placement, in which we sold 25,000,000 shares of our common stock to accredited investors (which included a few then-existing significant shareholders) under the terms of a securities purchase agreement that we entered into with the selling shareholders on July 5, 2011. At the closing of the July 2011 private placement, we received approximately $4.75 million in aggregate gross proceeds from the sale of the common stock. After deducting fees and expenses, the aggregate net proceeds from the sale of the common stock were approximately $4.4 million. The common stock was offered and sold to the selling shareholders without registration under the Securities Act, or any state securities laws in reliance on the exemption from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and rule 506 of Regulation D promulgated thereunder.

On December 11, 2012, we entered into a definitive agreement for the sale of common stock to two existing shareholders, including accounts managed by First Eagle Investment Management LLC, in a private placement for aggregate gross proceeds of $6.0 million, which we refer to in this registration statement as the December 2012 private placement. The closing of the December 2012 private placement occurred on December 12, 2012. Under the terms of the agreement, we agreed to sell an aggregate of 50,000,000 shares of common stock at a price of $0.12 per share. The common stock was offered and sold to the selling shareholders without registration under the Securities Act, or any state securities laws in reliance on the exemption from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and rule 506 of Regulation D promulgated thereunder.

On May 20, 2013, we entered into a Stock Purchase Agreement for the sale of common stock to Grifols S.A. and certain other investors, in a private placement for aggregate gross proceeds of $41.4 million, which we refer to in this registration statement as the May 2013 private placement. The closing of the May 2013 private placement occurred on August 27, 2013. Under the terms of the agreement, we agreed to sell an aggregate of 333,968,104 shares of common stock at a price of $0.124 per share. The common stock was offered and sold to the selling shareholders without registration under the Securities Act, or any state securities laws in reliance on the exemption from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and rule 506 of Regulation D promulgated thereunder.

Item 16.	Exhibits and Financial Statement Schedules.

(a) See the exhibit index immediately following the signature page.

(b) No financial statement schedules are required.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser,

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hayward, State of California, on the 30th day of September, 2013.

ARADIGM CORPORATION

By:	/s/ Igor Gonda
Igor Gonda
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Igor Gonda and Nancy E. Pecota, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Igor Gonda	President, Chief Executive	September 30, 2013
Igor Gonda	Officer and Director (Principal Executive Officer)

/s/ Nancy E. Pecota	Vice President, Finance and	September 30, 2013
Nancy E. Pecota	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Virgil D. Thompson	Chairman of the Board and Director	September 30, 2013
Virgil D. Thompson

/s/ John M. Siebert	Director	September 30, 2013
John M. Siebert

/s/ Helen E. Short	Director	September 30, 2013
Helen E. Short

/s/ Lafmin Morgan	Director	September 30, 2013
Lafmin Morgan

/s/ David Bell	Director	September 30, 2013
David Bell

EXHIBIT INDEX

Exhibit No.	Description

3.1(1)	Amended and Restated Articles of Incorporation of the Company, as amended.

3.2(2)	Amended and Restated Bylaws of the Company, as amended.

3.3(3)	Certificate of Determination of Series A Junior Participating Preferred Stock.

3.4(4)	Amended and Restated Certificate of Determination of Preferences of Series A Convertible Preferred Stock.

3.5(3)	Certificate of Amendment of Amended and Restated Articles of Incorporation of the Company.

3.6(3)	Certificate of Amendment of Certificate of Determination of Series A Junior Participating Preferred Stock.

3.7(5)	Certificate of Amendment of Amended and Restated Articles of Incorporation of the Company.

3.8(5)	Certificate of Amendment of Certificate of Determination of Series A Junior Participating Preferred Stock.

3.9(6)	Certificate of Amendment of Amended and Restated Articles of Incorporation of the Company.

3.10(24)	Certificate of Amendment of Amended and Restated Articles of Incorporation of the Company.

4.1	Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9 and 3.10.

4.2(1)	Specimen common stock certificate.

5.1†	Opinion of Morrison & Foerster LLP.

10.1(1)+	Form of Indemnity Agreement between the Registrant and each of its directors and officers.

10.2(1)+	Form of the Company’s Incentive Stock Option Agreement under the 2005 Equity Incentive Plan.

10.3(1)+	Form of the Company’s Non-statutory Stock Option Agreement under the 2005 Equity Incentive Plan.

10.4(1)+	1996 Non-Employee Directors’ Stock Option Plan.

10.5(1)+	Form of the Company’s Non-statutory Stock Option Agreement under the 1996 Non-Employee Directors’ Stock Option Plan.

10.6(1)+	Form of the Company’s Employee Stock Purchase Plan Offering Document.

10.7(6)+	Form of the Company’s Restricted Stock Bonus Agreement under the 2005 Equity Incentive Plan.

10.8(7)	Promissory Note and Security Agreement, dated July 3, 2006, by and between the Company and Novo Nordisk AS

10.9(7)	Amended and Restated Stock Purchase Agreement, dated as of January 26, 2005, by and among the Company, Novo Nordisk A/S and Novo Nordisk Pharmaceuticals, Inc.

10.10(7)#	Asset Purchase Agreement, dated as of August 25, 2006, by and between the Company and Zogenix, Inc.

10.11(7)+	Employment Agreement, dated as of August 10, 2006, with Dr. Igor Gonda.

10.12(8)	Lease Agreement for the property located in Phase V of the Britannia Point Eden Business Park in Hayward, California, dated January 28, 1998, between the Company and Britannia Point Eden, LLC.

Exhibit No.	Description

10.13(9)#	Restructuring Agreement, dated as of September 28, 2004, by and among the Company, Novo Nordisk A/S and Novo Nordisk Delivery Technologies, Inc.

10.14(10)	Securities Purchase Agreement, dated as of December 17, 2004, by and among the Company and the purchasers named therein.

10.15(11)#	Second Amended and Restated License Agreement, dated as of July 3, 2006, by and between the Company and Novo Nordisk A/S.

10.16(12)	Consulting Agreement effective as of July 2, 2007 by and between the Company and Norman Halleen.

10.17(13)	Sublease between the Company and Mendel Biotechnology, Inc., dated July 11, 2007, under the Lease Agreement by and between the Company and Hayward Point Eden I Limited Partnership, a Delaware limited partnership, as successor-in-interest to Britannia Point Eden, LLC, as amended, for 3929 Point Eden Way, Hayward, California.

10.18(14)	Manufacturing Agreement between the Company and Enzon Pharmaceuticals, Inc. dated August 8, 2007.

10.19(15)#	Exclusive License, Development and Commercialization Agreement, dated as of August 30, 2007, by and between the Company and Lung Rx, Inc.

10.20(15)#	Collaboration Agreement, dated as of August 31, 2007, by and between the Company and CyDex, Inc.

10.21(16)+	2005 Equity Incentive Plan, as amended

10.22(17)+	Employee Stock Purchase Plan, as amended.

10.23(18)	Amended and Restated Rights Agreement, dated as of September 5, 2008 by and between the Company and ComputerShare Trust Company, N.A.

10.24(19)	Separation Agreement between the Company and Dr. Babatunde Otulana, dated as of December 12, 2008.

10.25(19)	Consulting Agreement for Independent Contractors between the Company and Dr. Babatunde Otulana, effective as of January 1, 2009.

10.26(19)	International Scientific Advisory Agreement between the Company and Dr. Babatunde Otulana, effective as of January 1, 2009.

10.27(20)+	Amended and Restated Executive Officer Severance Benefit Plan.

10.28(21)	Security Agreement, dated as of July 30, 2009 by and among Aradigm Corporation, Igor Gonda, Jeffery Grimes and Nancy Pecota.

10.29(22)	Securities Purchase Agreement, dated June 18, 2010, by and among Aradigm Corporation and investors listed on the Schedule of Buyers attached thereto.*

10.30(22)	Form of Registration Rights Agreement used in connection with the June 2010 private placement.

10.31(22)	Form of Warrant used in connection with the June 2010 private placement.

10.32(23)	Stock Purchase Agreement, dated as of July 30, 2010, by and among Aradigm Corporation and Novo Nordisk A/S.*

10.33(23)	Registration Rights Agreement, dated as of July 20, 2010, by and among Aradigm Corporation and Novo Nordisk A/S.

10.34(23)	First Amendment to Securities Purchase Agreement and Registration Rights Agreement, dated as of July 20, 2010, by and among Aradigm Corporation and the investors party thereto.

Exhibit No.	Description

10.35(25)	Amended and Restated form of Change of Control Agreement entered into between the Company and certain of the Company’s senior officers.

10.36(25)	Amended and Restated Change of Control Agreement, dated as of April 5, 2011 by and between Aradigm Corporation and Igor Gonda.

10.37(25)	Amended and Restated Change of Control Agreement, dated as of April 5, 2011 by and between Aradigm Corporation and Nancy Pecota.

10.38(25)	Form of Indemnification Agreement.

10.39(26)	Securities Purchase Agreement, dated as of July 5, 2011, among the Company and the investor party thereto.

10.40(26)	Registration Rights Agreement, dated as of July 5, 2011 among the Company and the buyers party thereto.

10.41(27)	Securities Purchase Agreement, dated as of December 11, 2012, among the Company and the investors party thereto.

10.42(27)	Registration Rights Agreement, dated as of December 11, 2012 among the Company and the buyers party thereto.

10.43(28)	Stock Purchase Agreement, dated May 20, 2013, by and among Aradigm Corporation, Grifols S.A. and the investors listed on the Schedule of Purchasers attached thereto.

10.44(28)	Form of License Agreement by and among Aradigm Corporation and Grifols, S.A.

10.45(28)	Form of Option Agreement by and among Aradigm Corporation and Grifols, S.A.

10.46(28)	Form of Governance Agreement by and among Aradigm Corporation and Grifols, S.A.

10.47(28)	Form of Registration Rights Agreement by and among Aradigm Corporation and Grifols, S.A.

10.48(28)	Form of Registration Rights Agreement by and among Aradigm Corporation and the investors listed on the signature page thereto.

23.1†	Consent of OUM & Co. LLP, Independent Registered Public Accounting Firm.

101.1(29)	The following materials from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012 are formatted in XBRL (eXtensible Business Reporting Language): (i) the Consolidated Balance Sheets, (ii) the Consolidated Statement of Operations, (iii) Consolidated Statements of Shareholders’ Equity (Deficit), (iv) the Consolidated Statements of Cash Flows, and (v) Notes to Consolidated Financial Statements.

†	Filed herewith.
+	Represents a management contract or compensatory plan or arrangement.
#	The Commission has granted the Company’s request for confidential treatment with respect to portions of this exhibit.
*	Certain schedules have been omitted. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.
(1)	Incorporated by reference to the Company’s Form S-1 (No. 333-4236) filed on April 30, 1996, as amended.

(2)	Incorporated by reference to the Company’s Form 10-Q filed on August 14, 1998.
(3)	Incorporated by reference to the Company’s Form 10-K filed on March 29, 2002.
(4)	Incorporated by reference to the Company’s Form S-3 (No. 333-76584) filed on January 11, 2002, as amended.
(5)	Incorporated by reference to the Company’s Form 10-Q filed on August 13, 2004.
(6)	Incorporated by reference to the Company’s Form 10-K filed on March 31, 2006.
(7)	Incorporated by reference to the Company’s Form S-1 (No. 333-138169) filed on October 24, 2006, as amended.
(8)	Incorporated by reference to the Company’s Form 10-K filed on March 24, 1998, as amended.
(9)	Incorporated by reference to the Company’s Form 8-K filed on December 23, 2004.
(10)	Incorporated by reference to the Company’s Form 10-Q filed on August 14, 2006.
(11)	Incorporated by reference to the Company’s Form 8-K filed on October 13, 2005.
(12)	Incorporated by reference to the Company’s Form 8-K filed on July 11, 2007.
(13)	Incorporated by reference to the Company’s Form 8-K filed on July 24, 2007.
(14)	Incorporated by reference to the Company’s Form 8-K filed on August 14, 2007.
(15)	Incorporated by reference to the Company’s Form 10-Q filed on November 14, 2007.
(16)	Incorporated by reference to the Company’s definitive proxy statement filed on April 7, 2008.
(17)	Incorporated by reference to the Company’s Form 8-K filed on May 21, 2009.
(18)	Incorporated by reference to the Company’s Form 10-Q filed on November 12, 2008.
(19)	Incorporated by reference to the Company’s Form 8-K filed on December 19, 2008.
(20)	Incorporated by reference to the Company’s Form 8-K filed on January 8, 2009.
(21)	Incorporated by reference to the Company’s Form 10-Q filed on November 6, 2009.
(22)	Incorporated by reference to the Company’s Form 8-K filed on June 21, 2010.
(23)	Incorporated by reference to the Company’s Form 8-K filed on August 2, 2010.
(24)	Incorporated by reference to the Company’s Form 8-K filed on September 20, 2010.
(25)	Incorporated by reference to the Company’s Form 8-K filed on April 18, 2011.
(26)	Incorporated by reference to the Company’s Form 8-K filed on July 6, 2011.
(27)	Incorporated by reference to the Company’s Form 8-K filed on December 13, 2012.
(28)	Incorporated by reference to the Company’s Form 8-K filed on May 24, 2013.
(29)	Pursuant to Rule 406Tof Regulation S-T, the XBRL files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.